Exhibit 99.1

To Our Shareholders,

I am pleased to report significantly improved earnings for the third quarter ended September 30, 2008 of $4.3 million, which resulted in diluted earnings per share for common shareholders of $0.83.  These results represent an increase in earnings per share of $0.54 over the comparable quarter one year ago and over the second quarter of 2008.  For the third quarter of 2007, the Company reported earnings of $1.6 million and diluted earnings per share of $0.29, while earnings and diluted earnings per share for the second quarter of 2008 were $1.8 million and $0.29, respectively.

During this quarter our wholly owned subsidiary, Quad City Bancard, Inc., sold its merchant credit card acquiring business.  The resulting gain on sale, net of taxes and related expenses, was approximately $3.0 million or $0.66 per share, which was a major contributor to the increased earnings for the quarter.

Additionally, we have signed an agreement to sell our Milwaukee subsidiary, First Wisconsin Bank & Trust, for approximately $13.5 million.  Pending regulatory approval, the transaction is expected to close near the end of 2008 and will result in a gain of approximately $500 thousand, after taxes and related expenses. The sale of the First Wisconsin charter will allow us to strategically focus our resources on our banks in the Quad Cities, Cedar Rapids and Rockford markets.  This transaction also eliminates the impact of continued ‘start-up’ losses of First Wisconsin on our Company, and will be immediately accretive for our shareholders.

Our earnings from continuing operations for the third quarter of 2008 were $1.6 million, which resulted in diluted earnings per share of $0.25.  Earnings and diluted earnings per share for the quarter ended June 30, 2008 were $2.0 million and $0.34, respectively.  For the third quarter of 2007, we reported earnings of $1.7 million and diluted earnings per share were $0.32.

Despite the difficult economic conditions experienced within our industry, we were able to achieve another quarter of strong core earnings. Earnings from continuing operations before provision and taxes totaled $4.4 million for the third quarter of 2008, which is an increase of $153 thousand, or 3.6%, from the second quarter of 2008; and an increase of $949 thousand, or 27.6%, compared to the same quarter of 2007.    This continued growth in core earnings is evidence that we are realizing the benefits of our investments in people, facilities, and markets.

We are very pleased with the continued improvement in our net interest margin.  Quarter-to-quarter net interest income increased by $550 thousand, or approximately 4.9%, as net interest margin improved for the seventh consecutive quarter to 3.40%, which represented a 4 basis point improvement from the prior quarter.  Net interest margin increased a total of 40 basis points as compared to the third quarter of 2007, from 3.00% to 3.40%, which resulted in increased net interest income of $2.7 million, or 30.6%, from one year ago. Our teams have worked very hard to manage the volatility in the interest rate environment, driving improvement in both margins and net interest income.

During the first nine months of 2008, our total assets increased at an annualized rate of 11.2%, or $164.9 million, to $1.64 billion from $1.48 billion at December 31, 2007.  During this same period, loans/leases increased at an annualized rate of 13.8%, or $153.2 million, to $1.26 billion from $1.11 billion at December 31, 2007.  Total deposits increased by $136.7 million to $1.07 billion at September 30, 2008 from $929.4 million at December 31, 2007, or an annualized rate of 14.7%.  Short-term and other borrowings totaled $427.2 million as of September 30, 2008, which was an increase of $27.5 million from $399.7 million as of December 31, 2007. Stockholders’ equity increased $3.3 million to $89.4 million as of September 30, 2008, as compared to $86.1 million at December 31, 2007.

We are pleased with the continued growth we’ve experienced in both loans and deposits.  Our relationship based banking model is very attractive to our clients in these uncertain times.  Some of our growth consisted of measures taken to further strengthen our liquidity and our balance sheet.  Our parent company, and all four subsidiary banks, continue to be well capitalized as of September 30, 2008 and we have adequate access to liquidity.  While we are confident that we are currently well-positioned for growth, we are examining whether or not we will apply to participate in the Treasury Department’s Capital Purchase Plan.  Participation in the program would provide us with additional capital, which we could use to further take advantage of the opportunities in each of our markets.

Nonperforming assets at September 30, 2008 were $13.9 million, which was an increase of $2.0 million from $11.9 million at June 30, 2008, resulting in an increase in the level of non-performing assets at the end of the third quarter to 0.85% of total assets, as compared to 0.75% of total assets at June 30, 2008.  Our other real estate owned increased $1.4 million and loans on nonaccrual increased by $350 thousand.  The majority of this increase consisted of three commercial credits and one residential real estate credit.  Management has thoroughly reviewed these loans and has provided specific reserves as appropriate.  Our allowance for loan/lease losses to total loans/leases increased to 1.24% at September 30, 2008 from 1.18% at June 30, 2008.  Furthermore, our provision for loan/lease losses totaled $2.2 million for the third quarter ended September 30, 2008 which was an increase of $798 thousand, or 58.8%, from the previous quarter; and an increase of $1.2 million, or 125.1% from the third quarter of 2007.

The reasons for the significant increase in provision expense are threefold.  First, we’ve grown our loan portfolio nearly 14% over the first nine months of 2008.  Second, due to the uncertainty regarding the national economy, management increased the qualitative factors impacting the allowance for loan/lease losses to insure the economic risk within our loan portfolio is appropriately quantified and reserved.  Third, we experienced some isolated degradation of a few larger commercial credits that required specific reserves.  Maintaining credit quality remains a strong focus and management regularly monitors the loan/lease portfolio and the level of allowance for loan/lease losses.

Third quarter results for the Company’s primary subsidiaries were as follows:

Total Assets as of:	QCBT	CRBT	RB&T	FWBT
9/30/2007	$860,477,760	$367,714,176	$138,899,065	$47,533,642
12/31/2007	$860,707,797	$383,953,801	$157,816,671	$70,660,417
9/30/2008	$886,113,521	$444,211,934	$216,133,770	$114,164,340

YTD Net Income (Loss) through:
9/30/2007	$6,152,426	$1,774,739	($766,764)	($809,532)
9/30/2008	$6,524,931	$2,423,102	($146,497)	($1,773,771)

We are in economic times that most of us have never seen.  The Treasury and the Federal Reserve have initiated numerous corrective actions, including massive programs to inject cash and credit into the financial system.  Taking control of Freddie Mac and Fannie Mae underscored the authorities’ view that these entities are vital to the housing market.  At the same time, authorities have reinforced that the government cannot save all troubled firms, as the Lehman Brother bankruptcy and the Bank of America purchase of Merrill Lynch exhibit.  In effect, rather than seek someone to blame, the authorities remain focused on fixing the system itself.  In other words, they know they cannot end the hurricane; they can only focus on repairing the ship.

The government has increased the FDIC coverage limit from $100,000 to $250,000 and provides unlimited coverage on non interest bearing deposits.  This will assist community banks in remaining a safe haven for customers’ deposits.

We will focus intently on strengthening relationships, maintaining adequate liquidity, asset quality and adequate capital.

Thank you for your continuing loyalty during these unprecedented times.